Exhibit 99.1

FORTEGRA FINANCIAL CORPORATION ANNOUNCES NEW PRESIDENT OF CONSECTA BRAND

Jacksonville, FL – January 7, 2010 – Fortegra Financial Corporation (the “Company”) (NYSE: FRF) today announced that Alex Halikias has joined Fortegra Financial as the new Executive Vice President of the Company and President of Consecta, Fortegra’s business process outsourcing business, effective January 4, 2011. Robert Fullington, current Executive Vice President of Fortegra and President of Consecta, has been appointed to the new role of Executive Vice President, Strategic Initiatives & Acquisitions. Both Mr. Halikias and Mr. Fullington will be reporting directly to Richard S. Kalbaugh, Chairman and CEO of Fortegra Financial.

“We are excited to welcome Alex Halikias to Fortegra Financial as the new head of Consecta. Alex is a seasoned executive with more than twenty years of leadership roles in outsourcing services, software, and consulting, which provides him with a solid platform to lead our business process outsourcing brand,” said Richard S. Kalbaugh, Chairman and CEO of Fortegra Financial. “We would also like to congratulate Bob Fullington on his new role. Bob has been instrumental in the growth and success of Fortegra, and his experience will be invaluable in leading our acquisition strategy and driving our strategic initiatives. Bob will continue to work on transitioning the business to Alex to ensure business continuity. With this strengthening of the depth of our management team, I am even more optimistic about the future growth prospects for Fortegra.”

Alex Halikias joins Fortegra from EDS/HP, where he has spent the last seven years in various executive roles. While at EDS/HP, Alex gained a solid technology background and experience, including serving as CTO for Business Process Outsourcing. Prior to EDS, he held executive positions with Aurigin and IDDEX. Alex earned a B.A. in Economics from the University of California, Santa Cruz and an M.B.A. in Marketing & Finance from Santa Clara University.

About Fortegra
Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra’s brands include Life of the South, Consecta and Bliss & Glennon.

Contact:
Investor Relations
904-350-9660 x8500

Media
Brian Ruby
ICR, Inc.
203-682-8268